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                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made this 15th day of September 1997 by and between:

Satyam Computer Services Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Mayfair Centre, Sardar Patel Road, Secunderabad, Andhra Pradesh 500 003 (hereinafter referred to as the "Seller" which expression shall mean and include its successors, representatives and assigns); and

Cognizant Software Solutions Corporation, a corporation organized and existing under the laws of Delaware and having its principal place of business at 200 Nyala Farms, Westport, Connecticut 06880, USA (hereinafter referred to as the "Buyer" which expression shall mean and include its successors, representatives and assigns).

WHEREAS

A. The Seller is the registered and beneficial owner of 960,000 fully paid equity shares, face value Rs. 10/- (Rupees ten) per share, bearing distinctive numbers as set forth in Schedule I (all such shares together being hereinafter referred to as the "Sale Shares") in the capital of Dun & Bradstreet Satyam Software Private Limited, a limited liability Indian company and having its registered office at 226, Cathedral Road, Karunai Kudil, Chennai 600 086 (hereinafter referred to as the "Company"); and

B. The Seller has agreed to sell and Buyer has agreed to purchase, all of the Seller's rights, title and interests in and to the Sale Shares subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained, the Seller and Buyer do each hereby agree as follows:

1.    Sale and Transfer of Shares

      The Seller hereby agrees to sell, assign, transfer and convey to the Buyer all of its rights, title and interests in and to the Sale Shares, the details whereof are set out in Schedule 1, and the Buyer hereby agrees to purchase, acquire and accept all of the Seller's rights, title and interests in and to the Sale Shares, subject only (i) to the terms and conditions set forth in this Agreement, (ii) obtaining of requisite permissions including those from the Secretariat for Industrial Assistance and the Reserve Bank of India, and (iii) fulfillment of the conditions precedent set out in Clause 2.

2.    Consideration, Conditions, Closing, Escrow

2.1 As consideration for the sale and transfer of the Sale Shares by the Seller and the other mutual covenants of this Agreement, the Buyer shall pay to the Seller in one lump sum an aggregate sum of the equivalent of US $3.4 million in Rupees based on the exchange rate

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      on the date funds for the transaction contemplated hereby are transferred by Buyer into India (hereinafter referred to as the "Purchase Price").

      The Purchase Price shall be paid in full, without any adjustment, deduction, set-off or counterclaim, subject to the following conditions precedent:

2.2.1 The obligation of the Buyer to consummate the purchase of the Sale Shares is subject to the satisfaction (or waiver by the Buyer) on and as of the date of the transfer of the Sale Shares (the "Closing Date") of each of the following conditions:

      (a) The representations and warranties of the Seller contained in this Agreement shall be complete and correct as the date of this Agreement and as of the Closing Date, as if made at and as of each such date.

      (b) Receipt by the Buyer of the requisite Government permissions including but not limited to the approvals from the Secretariat for Industrial Assistance and the Reserve Bank of India for the consummation of the transactions contemplated hereby.

      (c) Receipt by the Buyer from the Seller of a document substantially in the form of Exhibit 1, withdrawing the litigation filed by the Seller in the High Court of Judicature, Chennai.

      (d) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition preventing the purchase and sale of the Sale Shares shall be in effect.

      (e) The Buyer shall have received the written resignations, effective as of the Closing Date, of such directors of the Company that have been appointed by the Seller, in each case acknowledging that such resigning directors have no claim (for loss of office or otherwise) against the Company or Cognizant, their Affiliates or their respective officers, directors, employees, agents or shareholders.

      (f) The Buyer shall have received any necessary consents of the Seller to effect a change in the name of the Company to Cognizant Technology Solutions India Limited.

2.2.2 The obligation of the Seller to consummate the sale of the Sale Shares is subject to the satisfaction (or waiver by the Seller) on and as of' the Closing Date of each of the following conditions:

      (a) The representations and warranties of' the Buyer contained in this Agreement shall be complete and correct as of the date of' this Agreement and as of the Closing Date, as if made at and as of each such date.

      (b) Receipt by the Seller from the Buyer of a document substantially in the Form of Exhibit 2, withdrawing the litigation filed by the Buyer in the Court of III Additional Judge, City Civil Court, Secunderabad.

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      (c)   Receipt by the Seller from the Buyer, of a document substantially in the form of Exhibit 3 withdrawing the Arbitration filed by the Buyer in the London Court of International Arbitration.

      (d) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition preventing the purchase and sale shall be in effect.

2.3 Subject to satisfaction of the conditions precedent, the transaction for sale and purchase of the Sale Shares shall be completed as soon as possible from the date of the execution of this Agreement. Upon the fulfillment of the conditions precedent set out above, the Escrow Agent under the Escrow Agreement (as defined below) will transfer the Purchase Price to the Seller as provided in the Escrow Agreement. The Purchase Price shall be paid to the Seller only upon receipt of' the final permission from the Reserve Bank of India.

2.4.1 The Buyer and the Seller shall execute concurrently with the execution of this Agreement an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit 4 providing for the escrow of the documents to be delivered hereunder as well as the Purchase Price.

2.4.2 Within two business days after the receipt of preliminary approval by the Reserve Bank of India for the transactions contemplated hereby the Buyer shall deposit the Purchase Price into the escrow account maintained pursuant to the Escrow Agreement and immediately thereafter the Buyer and Seller shall take all steps for the withdrawal of the litigations and the arbitration referred to above.

      At the Closing and concurrently with payment of the Purchase Price, the Seller shall undertake and/or cause to be undertaken the following actions:

      (a) Deliver duly sealed, signed and valid share transfer forms for effecting the sale and transfer of the Sale Shares under the terms of this Agreement; and

      (b)   Deliver original share certificates evidencing the Sale Shares.

3.    Representations and Warranties of the Seller

      The Seller hereby represents and warrants to the Buyer as follows:

3.1 The Seller is a company duly organized and existing under the laws of India; and

3.2 The Seller is the sole, beneficial and registered owner of the Sale Shares and its name is duly recorded in the Register of' Members of the Company;

3.3 The Seller has full legal right, power and authority to enter into, execute and deliver this Agreement and to perform the obligations, undertakings and transactions set forth herein, and this Agreement has been duly and validly executed and delivered by the Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

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3.4   The Seller has all requisite powers to own and dispose of the Sale Shares to be sold by it;

3.5 The Sale Shares owned by the Seller are free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations affecting its ability to vote the Sale Shares or to transfer the same to the Buyer and all such shares have been validly authorized and issued and are fully paid up;

3.6 Except for the transaction contemplated by this Agreement there is no subscription, option, warrant, call-right, arrangement, agreement or commitment outstanding in relation to the sale or transfer of the Sale Shares;

3.7 In relation to the fulfillment of the transactions contemplated under this Agreement, to the knowledge of the Seller, there are no actions, suits, proceedings, or investigations pending or threatened in relation to the Sale Shares, and the Sale Shares are not subject to or in default with respect to any court or administrative order, injunction or decree.

4.    Representations and Warranties of the Buyer

      The Buyer hereby represents and warrants to the Seller as follows:

4.1 The Buyer is a corporation duly organized and existing under the laws of Delaware, United States of America; and

4.2 The Buyer has full legal right, power and authority to enter into, execute and deliver this Agreement and to perform the obligations, undertakings and transactions set forth herein, and this Agreement has been duly and validly executed and delivered by the Buyer and constitutes their legal, valid and binding obligation, enforceable against them in accordance with its terms.

5.    Seller's Covenants

      The Seller covenants as follows:

5.1 To co-operate with the Buyer and to use all reasonable efforts to obtain all approvals necessary for the consummation of' the transaction contemplated under this Agreement. Any such approvals shall be sought in an expeditious manner.

5.2 To execute such other documents as may be necessary for effecting the closure of the transaction contemplated under this Agreement.

5.3 To use best efforts to facilitate the completion of the transactions contemplated hereunder, including using their best efforts to satisfy the other party's conditions to closing and consummate and make effective the transactions contemplated hereby.

6.    Buyer's Covenants

      The Buyer covenants as follows:

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6.1   To use its commercially reasonable efforts to offer subcontracting work to the Seller in amount of at least U.S. $ 400,000 in the aggregate over the 24 month period after the Closing Date. Such work to be charged and performed on an arms-length basis and on standard commercial terms and conditions.

6.2 To co-operate with the Seller and to use all reasonable efforts to obtain all approvals necessary for the consummation of the transactions contemplated under this Agreement. All such approvals shall be sought in an expeditious manner.

6.3 To use best efforts to facilitate the completion of the transactions contemplated hereunder, including using their best efforts to satisfy the other party's conditions to closing and consummate and make effective the transactions contemplated hereby.

7.    Expenses

      Except as explicitly set forth herein, the Seller and the Buyer respectively shall pay their own expenses (including without limitation, attorneys' fees), in connection with the negotiation, preparation and execution of this Agreement and any amendments or other documents or instruments relating hereto and the transactions contemplated hereby and in connection with the legal actions referred to in Section 2 hereof.

8.    Duties on the Transaction

8.1 The Buyer shall be liable for the stamp duties on account of sale and transfer of the Sale Shares which may be imposed by any authority including Central or State Government in India in respect of the sale, transfer or conveyance of the Sale Shares.

8.2 The Seller undertakes to pay forthwith all liabilities which make the Sale Shares subject of any attachment, charge, or lien arising out of or caused by any acts of the Seller and shall indemnify and keep indemnified and saved harmless the Buyer against the same and against all claims, demands and proceedings said costs and expenses suffered or incurred by it on that account.

8.3 The Seller shall be liable for payment of all taxes and charges under the Income Tax Act, 1961, including in particular the payment of the capital gains tax (if any) in relation or in respect of the Purchase Price

9.    Indemnification and Related Matters

      (a) The Seller or the Buyer, as the case may be (the "Indemnifying Party"), agrees to indemnify and hold the other and such others' respective officers, directors, agents and employees (each, the "Indemnified Party") harmless from and against any and all claims, losses, liabilities, obligations, damages, deficiencies, judgements, actions, suits, proceedings, arbitrations, assessments, costs and expenses (including, without limitation, expenses of investigation and enforcement of this indemnity and reasonable attorneys' fees and expenses) ("Damages"), suffered or paid by the Indemnified Party, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made

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            by any Indemnifying Party in this Agreement or (ii) a breach of any agreement or covenant by any Indemnifying Party contained in this Agreement.

      (b) In the event of a claim pursuant to Clause 9(a), the Indemnified Party shall provide a notice in writing to the Indemnifying Party, which notice shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the Indemnifying Party by reason of the claim.

      (c) Without restricting the rights of the Indemnifying Party or its ability to claim damages on any other grounds and the same having resulted in actual loss or damage being caused to the Indemnified Party or to the Company, the Indemnified Party shall have the right to require that the Indemnifying Party pay to the Indemnified Party the amount necessary to put the Indemnified Party into the position which would have existed if there had been no such breach; or

      (d) The Indemnifying Party shall be liable to make payment, within 30 days of the receipt of the notice referred to above.

      (e) The failure to give such notice shall not relieve the Indemnifying Party of any liability under this Clause 9 or otherwise. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense.

      (f) The Representations and Warranties contained or deemed to be made in this Agreement, and the obligations to indemnify and hold harmless pursuant to this Clause, shall survive the consummation of the transactions contemplated by this Agreement.

10.   Failure to Complete

      In the event that any Party shall fail to complete this Agreement or commit any breach of the terms hereof, the Party not in default shall be entitled to the right of specific performance against the defaulting Party. In the event that the non-defaulting Party elects not to exercise its rights of specific performance, it may by notice in writing terminate this Agreement and thereafter claim damages which it has suffered or incurred as a result of such breach by the defaulting Party and all costs and expenses including legal costs. Provided that it is hereby clarified that non completion of transaction of Sale Shares as a result of non receipt of the approval by the Buyer from any governmental authority including but not limited to the Secretariat for Industrial Assistance or the Reserve Bank of India shall not entitle the other Parties to claim damages, direct or indirect, from the Buyer.

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11.   Miscellaneous Matters

11.1  Amendment

      This Agreement may not be amended or otherwise altered except pursuant to an instrument in writing signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of' the respective successors, legal representatives and permitted assigns of the parties, provided that no party shall assign any of its rights, or delegate any obligations hereunder without the prior written consent of the other, and any attempted assignment or delegation without consent shall be null and void, except that the Buyer may assign any of its rights and obligations to any Affiliate of the Buyer.

      The term "Affiliate" for the purposes of this Agreement shall mean with respect to any Party to this Agreement any entity which owns or controls, is owned or controlled by, or is under common ownership or control with such Party. The assignment of any rights or delegation of' any obligations under this Clause shall bind the assignee under the same terms and conditions as the Buyer are bound under and by virtue of this Agreement and the assignees shall agree at the time of assignment to adhere to this Agreement.

11.2  Notices

      Any notice, request or instructions permitted or required to be given hereunder by any party to the other shall be in writing and shall be deemed sufficiently given if delivered personally, sent by registered or certified mail, postage prepaid, or sent by telex or facsimile.

      If to the
      Seller:                         Satyam Computer Services Limited
      Address:                        Mayfair Centre, Sardar Patel Road,
                                      Secunderabad, Andhra Pradesh 500 003

      Attn:                           Ashok Barimar

      Fax:                            91-40-840058

      If to the
      Buyer:                          Cognizant Software Solutions Corporation
      Address:                        200 Nyala Farms
                                      Westport, Connecticut 06880, USA`

      Attn:                           Gordon Coburn

      Fax:                            (203) 222 4592

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      with a copy to:                 Cognizant Corporation

      Address:                        200 Nyala Farms
                                      Westport, CT 06880, USA

      Attn:                           General Counsel

      Fax:                            (203) 222 4313

      unless in each case the Buyer and the Seller shall have given notice as provided herein of a different address.

      Notices and other communications sent by mail shall be deemed to have been given two (2) weeks after the date on which the same shall be proved to have been posted. Notices and communications sent by telex or facsimile shall be deemed to have been given when sent (subject to confirmation of receipt).

11.3  Headings

      The headings contained in this Agreement are inserted for reference purposes only and are not to be considered in interpreting this Agreement.

11.4  Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

11.5  Governing Law

      Subject to 11.12, this Agreement shall be governed by and construed and enforced in accordance with the laws of India.

11.6  Waiver

      No delay on the part of the Seller or the Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of the Seller or the Buyer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder.

11.7  Severability

      Any provision of this Agreement which is held to be invalid or unenforceable for any reason shall be ineffective to the extent of such invalidity or unenforceability only, without affecting in any way the remaining provisions hereof.

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11.8  Further Assurances

      Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper to fulfil its obligations under this Agreement.

11.9  Survival

      This Agreement and all representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the sale of the Sale Shares and all inspections, examinations or audits on behalf of the parties.

11.10 Confidentiality

      The Parties will retain in secrecy and keep strictly confidential all non-public information it obtains from the other Party pursuant to this Agreement and not at any time copy or use or disclose to any other person, firm, corporation or authority such information except as may be first consented to in writing by the Party supplying the information and restrict the dissemination of such information to those of its trusted employees, agents and representatives as have a direct need to know such information and bind each such employee, agent or representative to keep secret such information as he shall receive hereunder.

11.11 Publicity

      Buyer and Seller shall prepare and issue a mutually acceptable press release announcing the intended transfer of the Sale Shares which announcement shall include statements regarding the positive experience of both companies in their joint ownership of the Company. Neither Buyer nor Seller nor their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or withdrawn, except as may be required by law or the regulations or policies of any securities exchange, in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance. Until the first anniversary of the Closing Date, the Buyer and the Seller may refer to each other as "alliance partners" however the Seller shall be clear in any communication with any third party, including but not limited to, customers or potential customers, that the Seller and the Company are distinct and independent entities and that neither has the ability to bind or incur liabilities on behalf of the other.

11.12 Arbitration

      Any controversy or claim arising out of or relating to this Agreement, or any breach or alleged breach thereof, shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of London Court of International Arbitration, London. The arbitration proceedings shall be held in London. The arbitration award shall be final

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      and binding. However, the law governing the arbitration proceedings shall be the laws of the United Kingdom.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Satyam Computer Services Limited      Cognizant Software Solutions Corporation

---------------------------------     ----------------------------------------
By                                    By

---------------------------------     ----------------------------------------
Name                                  Name

---------------------------------     ----------------------------------------
Title                                 Title

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  Schedule 1

Date of Allotment         No. of Shares             Distinctive Numbers
                                                    From

3 June 1994                          10             11          20
3 April 1995                   3,59,990             15011       375000
6 September 1995               6,00,000             1525001     2125000

TOTAL                          9,60,000